Exhibit 5.2

September 15, 2021

XORTX Therapeutics Inc.

Suite 4000, 421 – 7th Avenue SW

Calgary, Alberta, Canada T2P 4K9

Re:	Registration Statement on Form F-1 (File No. 333-258741)

Ladies and Gentlemen:

We have acted as United States counsel to XORTX Therapeutics Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to a proposed maximum aggregate offering price of $17,250,000 of (i) common share units (“Common Share Units”), with each Common Share Unit being comprised of one common share and one common share purchase warrant (collectively, the “Common Share Purchase Warrants”) with each whole Common Share Purchase Warrant to purchase one common share and (ii) pre-funded units (“Pre-Funded Units”), with each Pre-Funded Unit being comprised of one pre-funded warrant (collectively, the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one common share and one Common Share Purchase Warrant, and (B) a proposed maximum aggregate offering price of $862,500 of warrants (the “Underwriter Warrants” and, together with the Offering Warrants, the “Warrants”) to purchase common shares to be issued to A.G.P./Alliance Global Partners (the “Underwriter”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form of which filed as Exhibit 1.1 to the Registration Statement .

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Warrants when issued and delivered against payment of the consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are limited to the corporate laws of the State of New York

XORTX Therapeutics Inc.

September 15, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

AJM/AWE